Exhibit 10.2

Execution Copy

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is executed as of April 30, 2012 (“Agreement Date”), by and between Jerome J. Selitto (“Selitto”) and PHH Corporation (the “Company”).

WHEREAS, Selitto resigned as President and Chief Executive Officer of the Company, effective January 3, 2012; and

WHEREAS, the parties desire to provide for certain payments and benefits as consideration for Selitto’s agreement to certain restrictive covenants and his execution of a general release of claims.

NOW THEREFORE, intending to be legally bound hereby, the Company and Selitto agree as follows:

Last Day of Employment

Selitto’s employment with the Company and all of its subsidiaries and affiliates terminated on January 3, 2012 (the “Departure Date”).  Selitto resigned from the Company’s Board of Directors effective as of the Departure Date.

Consideration

In consideration of Selitto’s execution of and failure to revoke the Release Agreement contained in Exhibit A to this Agreement (the “Release”), and his continued compliance with the terms and conditions of this Agreement, the Company agrees to pay or provide the following payments and benefits:

(a)                                 Pay to Selitto severance in an amount equal to his annual base salary of $840,000 for the 12-month period beginning on the Departure Date, with payments beginning on the first regular Company payroll date on and after the date the Release has become irrevocable, provided that Selitto has signed the Release and it has become irrevocable before the start of payment.  The severance will be payable bi-weekly in accordance with the Company’s normal payroll practices, however, the payments scheduled to be paid after the Departure Date and before the Release becomes irrevocable will not be paid until the first bi-weekly payroll date on or after the date that the Release becomes irrevocable.

(b)                                 Reimburse Selitto’s payment of premiums for COBRA coverage, if elected by Selitto and his eligible dependents, upon loss of coverage under the Company’s group health plan due to his termination on the Departure Date, until the earlier of (i) the date that Selitto becomes eligible for coverage under another group health plan, or (ii) January 31, 2013.  The Company will impute the amount of the COBRA premium during the period of COBRA coverage as taxable income to Selitto.

(c)                                  Selitto’s termination will be treated as a termination without cause for purposes of the nonqualified stock options and restricted stock unit awards made to Selitto under the PHH Corporation Amended and Restated 2005 Equity Incentive Plan, as amended (the “Plan”).  Notwithstanding the foregoing, Selitto shall continue to vest in the non-qualified stock option granted to Selitto on October 26, 2009, subject to the terms and conditions of the Plan and the award agreement, as if he remained employed by the Company through October 26, 2012, however, the foregoing shall not in any way extend the period in which the option may be exercised.

(d)                                 The Company shall transfer to Selitto title to the Company-provided vehicle within 10 days of the date the Release has become irrevocable.

None of the foregoing payments or benefits will be made or provided if the Release is not signed and has not become irrevocable on or before May 17, 2012.  Payment and provision of the foregoing benefits are conditioned on Selitto’s continued compliance with the restrictive covenants in this Agreement.

All amounts paid and property transferred under this Agreement shall be subject to applicable withholdings for federal, state, and local taxes.

Selitto acknowledges that: (A) the payments and benefits set forth in this Agreement constitute full settlement of all his rights arising out of his employment with the Company, (B) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (C) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Selitto.  Selitto further acknowledges that, in the absence of his execution of this Agreement and the Release, benefits and payments specified in the “Consideration” section of the Agreement would not otherwise be due to Selitto.

No Mitigation or Off-Set

Selitto is under no obligation to seek other employment and there shall be no offset against amounts or benefits due to Selitto under this Agreement as a result of any compensation that Selitto may earn in connection with future employment.

Covenants Not to Compete

In further consideration for the benefits and payments set forth in this Agreement, Selitto agrees that, for the period beginning on the Agreement Date and ending on the last day of the 24-month period after the Departure Date (the “Restriction Period”), Selitto shall not compete with the Company or any of its subsidiaries or affiliates (the “PHH Group”), as set forth below:

(i)                                     Selitto agrees that he will not, directly or indirectly, as an individual on Selitto’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, engage in or provide any service or assistance, in any capacity or function to any Prohibited Entity (as defined below) or any other business engaged in any of the businesses of or services provided by or contemplated to be provided by the PHH

Group or otherwise competing with the businesses of the PHH Group, as in effect on his Departure Date or any time during which Selitto provided services to the PHH Group, including, but not limited to businesses in the fleet management, mortgage origination and/or mortgage servicing industries, or any of the following (the following are each a “Prohibited Entity”): Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; SunTrust; Wells Fargo; The CEI Group; Fleet Response; CCM; Union Leasing; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage Corporation; and any successor entity of any of the foregoing that is created by merger, consolidation or any other similar transaction.

(ii)                                  Selitto acknowledges that the PHH Group’s businesses are conducted nationally and agrees that the restrictions herein shall operate throughout the United States. Nothing herein shall prohibit Selitto from being a passive owner of not more than 5% of the outstanding securities of any publicly traded company that would be a competing company as described in subsection (i) above, so long as Selitto has no active participation in the business of such company.

(iii)                               Selitto agrees that he will not, directly or indirectly, as an individual on Selitto’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, solicit, induce or encourage, or permit any person or entity to solicit, encourage, induce or attempt to induce on Selitto’s behalf during the Restriction Period:

(1)                                 any person who was employed by the PHH Group on the Departure Date, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the Departure Date, to terminate their employment with the PHH Group, or in any way interfere with the relationship between the PHH Group and any employee thereof, provided, however, that the foregoing restriction shall not apply with respect to any employee who was terminated by any member of the PHH Group without cause; or

(2)                                 any customer, client, supplier, licensee or other person or entity that does business with the PHH Group to cease doing business with the PHH Group, or in any way interfere with the relationship between any such persons or entities and the PHH Group.

(iv)                              Selitto agrees that he will not, directly or indirectly, as an individual on Selitto’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, during the Restriction Period, call on, solicit or service any person or entity who was a customer, client, licensor or licensee of the PHH Group at any time during the twelve-month period immediately preceding the Departure Date for any purpose which directly or indirectly competes with the business of the PHH Group.

Selitto is subject to restrictive covenants contained in other agreements which may be similar to those contained in this Section.  Selitto acknowledges the foregoing and understands that the covenants contained in this Section are in addition to, and not in substitution of, the covenants contained in such other agreements, which shall also continue to survive.

For the sake of clarity, Selitto may (a) provide investment or commercial banking services to a Prohibited Entity, (b) consult or advise private equity firms, hedge funds or other investment firms generally with respect to investments in the financial services industry so long as he recuses himself from giving advice regarding any member of the PHH Group, any customers or clients of the PHH Group, or a Prohibited Entity (general advice to such investment firms that does not relate specifically to the PHH Group, any customer or client of the PHH Group, or a Prohibited Entity shall not be a breach of this Agreement), (c) be on the board of directors (or similar body) of an entity in the financial service industry (other than a Prohibited Entity or customer or client of the PHH Group), (d) be employed by or provide consulting services to a consulting firm, bank or other financial services firm so long as he recuses himself from performing any work, or making recommendations, related to the PHH Group, any customers or clients of the PHH Group, or any Prohibited Entity (general advice to such firm that does not relate specifically to the PHH Group, any customer or client of the PHH Group, or a Prohibited Entity shall not be a breach of this Agreement).  In the event that any Prohibited Entity or customer or client of the PHH Group merges or otherwise combines with a subsequent employer of Selitto or an employer of Selitto subsequent to the commencement of his employment decides to engage in the fleet management, prime mortgage origination and/or prime mortgage servicing industry or becomes a customer or client of the PHH Group, Selitto will take reasonable steps to recuse himself from the business of such entity and such subsequent event shall not, in and of itself, be a violation of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall limit Selitto, as an individual on Selitto’s own account, or as an independent contractor, employee, consultant, agent, partner, member, or joint venturer, from providing any service or assistance to government-sponsored enterprises or quasi-governmental agencies, including, without limitation, Fannie Mae and Freddie Mac, provided that such enterprise or agency is not engaged in fleet management, prime mortgage origination and/or prime mortgage servicing.

Selitto agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that Selitto is receiving significant consideration in exchange for these promises and covenants.  Selitto acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.

Confidential Information

Selitto acknowledges that as part of his employment with the PHH Group, he had access to information that was not generally disclosed or made available to the public. Selitto recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information. Selitto agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with Selitto, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which Selitto has had or may have access and shall not use or disclose such Confidential Information to any person except (i) to the extent required by applicable law, (ii) to his personal advisors, to the extent such advisors agree to be bound by this provision, or (iii) to the minimum necessary to enforce this Agreement. This obligation is understood to be in addition to any agreements Selitto may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.  Anything contained in this Agreement notwithstanding, it is understood that, at all times after the termination of his employment with the Company, Selitto shall be free to use information he had when his employment by the Company began and information which is generally known in the business, and his own skill, knowledge, know-how and experience.

Non-Disparagement

Selitto will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees.

The Company, in its official capacity, will direct its officers and directors not to disparage or defame, through verbal or written statements or otherwise, Selitto or otherwise take any action which could reasonably be expected to adversely affect Selitto’s reputation.

Neither this non-disparagement provision nor the cooperation section below shall be construed to prevent any such person from testifying truthfully under oath in a legal or regulatory proceeding or providing and truthful or accurate information in connection with any disclosure, statement or document required by law.

Acknowledgement and Enforcement

Selitto agrees and acknowledges that in the event of a breach or threatened breach by Selitto of one or more of the covenants and promises described above in “Covenants Not to Compete,” “Confidential Information,” and “Non Disparagement,” the PHH Group will suffer irreparable harm that is not compensable solely by damages.  Selitto agrees that under such circumstances, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Selitto, his outstanding options and other equity awards will immediately terminate for no consideration, and Selitto must repay to the Company amounts described under “Consideration” paid to him in cash and upon payment or exercise of equity awards that would have terminated or not become vested without operation of the provisions in “Consideration” above, within 10 days after demand by the Company, and the PHH Group shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants.  The Company and any other member of the PHH Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement.  The remedies for breach of restrictive covenants in any equity incentive award agreements with Selitto shall also continue to apply.  Resort to any remedy provided for in this Agreement or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or PHH Group’s recovery of monetary damages and compensation.

Cooperation

Selitto further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company (with due regard to his obligations to a subsequent employer) and any of its subsidiaries and affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Selitto was involved during his employment with the Company. Selitto will render such cooperation in a timely manner upon reasonable notice from the Company.

Challenge

If Selitto violates or successfully challenges the enforceability of any provisions of this Agreement, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Selitto. However, Selitto may seek clarification from the Company of his rights and obligations under this Agreement, and, if a dispute remains after seeking clarification, Selitto may raise a dispute regarding his rights under this Agreement pursuant to the Arbitration provisions of this Agreement.

Arbitration

Any dispute arising under this Agreement will be resolved by arbitration administered exclusively in Baltimore, Maryland by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction.  The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Selitto with regard to such arbitration.  Selitto and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which Selitto has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking injunctive relief to prevent Selitto from violating, or threatening to violate, the terms under the “Covenants Not to Compete,” “Confidential Information” and “Non-Disparagement” sections of this Agreement.

Miscellaneous

No Admission of Liability.  This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Selitto, or by Selitto or any other person to the Company.  There have been no such violations, and both the Company and Selitto specifically deny any such violations.

Absence of Reliance. Selitto acknowledges that in agreeing to this Agreement, he has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

No Reinstatement.  Selitto agrees that he will not apply for reinstatement with the Company or any other member of the PHH Group or seek in any way to be reinstated, re-employed or hired by the Company or any other member of the PHH Group in the future.

Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to Selitto at the home address most recently communicated by Selitto to the Company in writing.

409A Compliance:  The parties agree that the payments and benefits in (a), (b), (c), and (e) under “Consideration” in this Agreement will not be subject to the 6 month delay in payment described in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) due to application of the exemptions in Treasury Regulation

Section 1.409A-1(b)(9)(iii) (the “two times, two year rule”), Treasury Regulation Section 1.409A-1(b)(4) (the “short-term deferral rule”), and Treasury Regulation Section 1.409A-1(b)(9)(v)(B) (medical benefits).  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Selitto, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Legal Expenses. The Company shall reimburse Selitto for the costs of his legal fees in connection with the negotiation and execution of this Agreement and the Release in an amount not to exceed $10,000.

D&O Coverage.  The Company shall provide directors and officers liability insurance coverage to Selitto to the extent that the Company provides such coverage to its other former directors and officers.

Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Company and Selitto and their respective successors, executors, administrators and heirs. Selitto may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise.  The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

Entire Agreement; Amendments.  Except as otherwise expressly provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

Governing Law.  This Agreement will be governed by, and enforced in accordance with, the laws of the State of Maryland without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, Selitto and the Company have executed this Agreement as of the Agreement Date.

/s/ Jerome J. Selitto
Jerome J. Selitto

Date:	April 25, 2012

PHH CORPORATION

By:	/s/ Glen A. Messina

Date:	April 30, 2012

Exhibit A

RELEASE AGREEMENT

THIS RELEASE (the “Release”) is entered into between Jerome J. Selitto (“Executive”) and PHH Corporation, a Maryland corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the severance payments and benefits under the Separation Agreement by and between the Company and the Executive, dated April 30, 2012 (the “Separation Agreement”).

Accordingly, Executive and the Company agree as follows.

1.                                      In consideration for the severance payments and other benefits provided to Executive by the Separation Agreement to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)                                                                                 Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Release arising under or relating to the employment of Executive and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of the following: this Release, the Separation Agreement, any option award agreements between the Company and Executive, any restricted stock unit award agreements, any vested benefits under retirement plans sponsored by the Company, coverage under any officers’ and directors’ liability insurance policies, and rights of defense (or the cost thereof) or indemnification under the Company’s bylaws or charter or resolution of the Company’s Board of Directors.

(b)                                                                                 To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)                                                                                  This Release specifically excludes Executive’s indemnification as an officer and employee of the Company or any affiliate thereof and any post-termination indemnification rights under any indemnification agreement. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants under the Separation Agreement, that continue or are to be performed following termination of employment.

(d)                                                                                 The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.                                      Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges receipt of a copy of this Release, and has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively acknowledges sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release. Executive has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054 within the time period set forth above.

3.                                      This Release will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Maryland to be applied. In furtherance of the foregoing, the internal law of the State of Maryland will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the severance payments or benefits under the Separation Agreement.

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I, JEROME J. SELITTO, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON APRIL 25, 2012.

/s/ Jerome J. Selitto
Jerome J. Selitto

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